Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Fourth Fiscal Quarter and Full Year 2023

Financial Results and Declares Quarterly Distribution of $0.55 Per Share and Special

Distribution of $0.07 Per Share

LOS ANGELES, CA, November 14, 2023 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2023.

Financial Highlights for the Quarter and Year Ended September 30, 20231

•

Total investment income was $101.9 million ($1.32 per share) and $379.3 million ($5.26 per share) for the fourth fiscal quarter and full year, as compared with $101.9 million ($1.32 per share) and $262.5 million ($4.32 per share) for the third fiscal quarter of 2023 and the full year of 2022. Adjusted total investment income was $102.2 million ($1.32 per share) and $376.4 million ($5.22 per share) for fiscal quarter and full year ended September 30, 2023, as compared with $101.1 million ($1.31 per share) and $251.3 million ($4.14 per share) for the third fiscal quarter of 2023 and the full year of 2022. The increase for the quarter was primarily driven by higher original issue discount (“OID”) acceleration from investment repayments, partially offset by lower fee income. The increase for the full year was primarily driven by the impact of higher base rates on the Company’s floating rate debt portfolio and the growth of the investment portfolio from the assets acquired in the merger with Oaktree Strategic Income II, Inc. (“OSI2”) (the “OSI2 Merger”).

•

GAAP net investment income was $47.5 million ($0.62 per share) and $180.7 million ($2.51 per share) for the fourth fiscal quarter and full year, as compared with $48.4 million ($0.63 per share) and $148.6 million ($2.45 per share) for the third fiscal quarter of 2023 and full year of 2022. The decrease for the quarter was primarily driven by higher interest expense, partially offset by lower base management fees (net of waivers). The increase for the full year was primarily driven by higher adjusted total investment income, partially offset by higher interest expense, incentive and base management fees, and other operating expenses.

•

Adjusted net investment income was $47.8 million ($0.62 per share) and $177.8 million ($2.47 per share) for the fourth fiscal quarter and full year, as compared with $47.6 million ($0.62 per share) and $128.6 million ($2.12 per share) for the third fiscal quarter of 2023 and the full year of 2022. The increase for the full year was primarily driven by higher adjusted total investment income, partially offset by higher interest expense, incentive and base management fees, and other operating expenses.

•

Net asset value (“NAV”) per share was $19.63 as of September 30, 2023, up slightly as compared with $19.58 as of June 30, 2023 and down from $20.38 as of September 30, 2022. The increase from June 30, 2023 was mainly the result of undistributed net investment income. The decline from September 30, 2022 primarily reflected credit spread widening on debt investments that drove unrealized losses on certain investments and the impact of the December 2022 special distribution.

•

Originated $87.5 million of new investment commitments and received $364.4 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2023. The weighted average yield on new debt investments was 12.0%.

•

Total debt outstanding was $1,660.0 million as of September 30, 2023. The total debt to equity ratio was 1.10x, and the net debt to equity ratio was 1.01x, after adjusting for cash and cash equivalents.

•

The Company issued $300 million of unsecured notes during the quarter ended September 30, 2023 that mature on February 15, 2029 and bear interest at a rate of 7.100%. In connection with the issuance of the 2027 Notes, the Company entered into an interest rate swap agreement under which the Company receives a fixed interest rate of 7.100% and pays a floating rate of the three-month SOFR plus 3.1255% on a notional amount of $300 million.

•

Liquidity as of September 30, 2023 was composed of $136.5 million of unrestricted cash and cash equivalents and $907.5 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $232.7 million, or $205.6 million excluding unfunded commitments to the Company’s joint ventures. Of the $205.6 million, approximately $154.2 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions.

[1]

The Company completed a 1-for-3 reverse stock split on January 20, 2023, effective as of the commencement of trading on January 23, 2023. All share amounts and per share information included in this press release reflect the reverse stock split on a retroactive basis

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on December 29, 2023 to stockholders of record on December 15, 2023.

•	A special cash distributions was declared of $0.07 per share. The distribution is payable in cash on December 29, 2023 to stockholders of record on December 15, 2023..

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We delivered solid fourth quarter results, culminating a fiscal year defined by strong earnings growth and attractive new deployment activity. We produced record adjusted net investment income for the year, driven by higher base rates that highlighted the power of our predominantly floating rate loan portfolio, as well as our ability to deploy capital at wider spreads. This enabled us to generate an ROE of over 12% for the year.”

“Additionally, our merger with Oaktree Strategic Income II, Inc. contributed to our record results. The transaction, which closed in January and proved accretive to earnings, created greater scale and financial flexibility that we believe will drive continued positive investment performance. We also strengthened our capital structure in August through the issuance of $300 million of notes due 2029, creating additional flexibility and increased investment capacity that positions OCSL to prudently pursue new investment opportunities and favorable returns for our shareholders.”

Distribution Declaration

The Board of Directors declared quarterly and special distributions of $0.55 per share and $0.07 per share, respectively. The distributions are payable in cash on December 29, 2023 to stockholders of record on December 15, 2023.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended			For the year ended
($ in thousands, except per share data)	September 30, 2023 (unaudited)	June 30, 2023 (unaudited)	September 30, 2022 (unaudited)	September 30, 2023	September 30, 2022
GAAP operating results:
Interest income	$94,732	$95,310	$61,719	$348,765	$228,916
PIK interest income	5,544	3,967	6,011	19,764	20,526
Fee income	572	1,573	1,539	6,546	6,631
Dividend income	1,057	1,050	875	4,211	6,447

Total investment income	101,905	101,900	70,144	379,286	262,520
Net expenses	54,407	53,487	34,286	198,511	110,591
(Provision) benefit for taxes on net investment income	—	—	—	—	(3,308)
Excise tax	—	—	—	(78)	—

Net investment income	47,498	48,413	35,858	180,697	148,621

Net realized and unrealized gains (losses), net of taxes	(1,546)	(11,728)	(22,650)	(63,366)	(119,398)

Net increase (decrease) in net assets resulting from operations	$45,952	$36,685	$13,208	$117,331	$29,223

Total investment income per common share	$1.32	$1.32	$1.15	$5.26	$4.32
Net investment income per common share	$0.62	$0.63	$0.59	$2.51	$2.45
Net realized and unrealized gains (losses), net of taxes per common share	$(0.02)	$(0.15)	$(0.37)	$(0.88)	$(1.97)
Earnings (loss) per common share — basic and diluted	$0.60	$0.48	$0.22	$1.63	$0.48
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$102,157	$101,058	$67,971	$376,389	$251,303
Adjusted net investment income	$47,750	$47,571	$33,685	$177,800	$128,613
Adjusted net realized and unrealized gains (losses), net of taxes	$(1,668)	$(11,116)	$(20,477)	$(40,175)	$(108,183)
Adjusted earnings (loss)	$46,082	$36,455	$13,208	$137,625	$29,221
Adjusted total investment income per share	$1.32	$1.31	$1.11	$5.22	$4.14
Adjusted net investment income per share	$0.62	$0.62	$0.55	$2.47	$2.12
Adjusted net realized and unrealized gains (losses), net of taxes per Share	$(0.02)	$(0.14)	$(0.34)	$(0.56)	$(1.78)
Adjusted earnings (loss) per share	$0.60	$0.47	$0.22	$1.91	$0.48

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of Oaktree Strategic Income Corporation (“OCSI”) with and into the Company in March 2021 (the “OCSI Merger”) and the OSI2 Merger and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	September 30, 2023	June 30, 2023 (unaudited)	September 30, 2022
Select balance sheet and other data:
Cash and cash equivalents	$136,450	$59,704	$23,528
Investment portfolio at fair value	2,892,420	3,135,619	2,494,111
Total debt outstanding (net of unamortized financing costs)	1,600,731	1,740,066	1,301,043
Net assets	1,515,764	1,509,441	1,245,563
Net asset value per share	19.63	19.58	20.38
Total debt to equity ratio	1.10x	1.18x	1.08x
Net debt to equity ratio	1.01x	1.14x	1.06x

Adjusted total investment income for the quarter ended September 30, 2023 was $102.2 million and included $95.0 million of interest income from portfolio investments, $5.5 million of payment-in-kind (“PIK”) interest income, $0.6 million of fee income and $1.1 million of dividend income. The $1.1 million sequential increase in adjusted total investment income was attributable to a $2.1 million increase in interest income mainly due to higher OID acceleration from exited investments, partially offset by a $1.0 million decrease in fee income mainly driven by lower commitment and exit fees.

Adjusted total investment income for the full year ended September 30, 2023 was $376.4 million and included $345.9 million of interest income from portfolio investments, $19.8 million of PIK interest income, $6.5 million of fee income and $4.2 million of dividend income. The $125.1 million year-over-year increase was primarily driven by $127.4 million of higher interest income principally due to the growth in the size of the investment portfolio following the merger with OSI2 as well as the impact of higher base rates on the Company’s floating rate debt portfolio. This was partially offset by $2.2 million of lower dividend income.

Net expenses for the quarter ended September 30, 2023 totaled $54.4 million, up $0.9 million from the quarter ended June 30, 2023. The increase in net expenses was primarily driven by $1.5 million of higher interest expense due to the impact of rising interest rates on the Company’s floating rate liabilities. This was partially offset by a $0.5 million decrease in base management fees during the quarter due to a decrease in the size of the investment portfolio.

Net expenses for full-year ended September 30, 2023 totaled $198.5 million, up $87.9 million from the year ended September 30, 2022. The increase was primarily driven by $64.7 million of higher interest expense due to the impact of rising interest rates on the Company’s floating rate liabilities and an increase in average borrowings outstanding. Further contributing to the increase were $9.2 million of higher part I incentive fees as a result of higher adjusted net investment income during the year, an $8.8 million reversal of previously accrued capital gains incentive fees in the prior year, $2.8 million of higher management fees (net of waivers) as a result of a larger investment portfolio and a $2.4 million increase professional fees and general and administrative expenses during the year.

Adjusted net investment income was $47.8 million ($0.62 per share) for the quarter ended September 30, 2023, up slightly from $47.6 million ($0.62 per share) for the quarter ended June 30, 2023. The increase of $0.2 million primarily reflected $1.1 million of higher adjusted total investment income, partially offset by $0.9 million of higher net expenses.

Adjusted net investment income was $177.8 million ($2.47 per share) for the full year 2023, up from $128.6 million ($2.12 per share) for the year ended September 30, 2022. The increase of $49.2 million primarily reflected $125.1 million of higher adjusted total investment income and a $3.3 million decrease in the provision for income taxes on net investment income, partially offset by $64.7 million of higher interest expense, $9.2 million of higher part I incentive fees, $2.8 million of higher management fees (net of waivers) and a $2.4 million increase in professional fees and general and administrative expenses during the year.

Adjusted net realized and unrealized losses, net of taxes, was $1.7 million for the quarter ended September 30, 2023, primarily reflecting the impact of the provision for income taxes. Adjusted net realized and unrealized losses, net of taxes, was $40.2 million for the year ended September 30, 2023, primarily reflecting realized and unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	September 30, 2023 (unaudited)	June 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Investments at fair value	$2,892,420	$3,135,619	$2,494,111
Number of portfolio companies	143	156	149
Average portfolio company debt size	$19,800	$19,800	$16,500

Asset class:
Senior secured debt	86.5%	88.5%	86.9%
Unsecured debt	1.9%	1.7%	2.3%
Equity	5.0%	3.8%	4.2%
JV interests	6.6%	6.0%	6.7%

Non-accrual debt investments:
Non-accrual investments at fair value	$48,743	$91,152	$—
Non-accrual investments as a percentage of debt investments at fair value	1.8%	3.1%	—%
Non-accrual investments as a percentage of debt investments at cost	2.4%	3.6%	—%
Number of investments on non-accrual	4	5	—

Interest rate type:
Percentage floating-rate	86.2%	86.0%	86.5%
Percentage fixed-rate	13.8%	14.0%	13.5%

Yields:
Weighted average yield on debt investments[1]	12.7%	12.3%	10.6%
Cash component of weighted average yield on debt investments	11.2%	11.4%	9.3%
Weighted average yield on total portfolio investments[2]	12.0%	11.8%	10.2%

Investment activity:
New investment commitments	$87,500	$251,000	$97,000
New funded investment activity[3]	$117,100	$243,300	$84,500
Proceeds from prepayments, exits, other paydowns and sales	$364,400	$261,000	$146,100
Net new investments[4]	$(247,300)	$(17,700)	$(61,600)
Number of new investment commitments in new portfolio companies	3	6	6
Number of new investment commitments in existing portfolio companies	3	4	5
Number of portfolio company exits	16	16	8

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2023, the fair value of the investment portfolio was $2.9 billion and was composed of investments in 143 companies. These included debt investments in 129 companies, equity investments in 42 companies, and the Company’s joint venture investments in SLF JV I LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 30 of the equity investments were in companies in which the Company also had a debt investment.

As of September 30, 2023, 94.0% of the Company’s portfolio at fair value consisted of debt investments, including 76.4% of first lien loans, 10.1% of second lien loans and 7.5% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 76.5% of first lien loans, 12.0% of second lien loans and 6.8% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of June 30, 2023.

As of September 30, 2023, there were four investments on non-accrual status, which represented 2.4% and 1.8% of the debt portfolio at cost and fair value, respectively. This is down from five investments on non-accrual status in the prior quarter, which represented 3.6% and 3.1% of the debt portfolio at cost and fair value, respectively.

SLF JV I

The Company’s investments in SLF JV I totaled $141.5 million at fair value as of September 30, 2023, up 1% from $140.6 million as of June 30, 2023. The increase was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio.

As of September 30, 2023, SLF JV I had $376.1 million in assets, including senior secured loans to 48 portfolio companies. This compared to $370.2 million in assets, including senior secured loans to 52 portfolio companies, as of June 30, 2023. As of September 30, 2023, no investments held by SLF JV I were on non-accrual status. SLF JV I generated cash interest income of $3.5 million for the Company during the quarter ended September 30, 2023, up from $3.4 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.1 million for the Company during the quarter ended September 30, 2023, flat as compared to the prior quarter. As of September 30, 2023, SLF JV I had $121.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $270 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Glick JV

The Company’s investments in Glick JV totaled $50.0 million at fair value as of September 30, 2023, up 1% from $49.6 million as of June 30, 2023. The increase was primarily driven by Glick JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio.

As of September 30, 2023, Glick JV had $141.2 million in assets, including senior secured loans to 38 portfolio companies. This compared to $126.8 million in assets, including senior secured loans to 37 portfolio companies, as of June 30, 2023. As of September 30, 2023, no investments held by Glick JV were on non-accrual status. Glick JV generated cash interest income of $1.5 million during the quarter ended September 30, 2023, up as compared to $1.4 million in the prior quarter. As of September 30, 2023, Glick JV had $27.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $80 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of September 30, 2023, the Company had total principal value of debt outstanding of $1,660.0 million, including $710.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025, $350.0 million of the 2.700% Notes due 2027 and $300.0 million of the 7.100% Notes due 2029. The funding mix was composed of 43% secured and 57% unsecured borrowings as of September 30, 2023. The Company was in compliance with all financial covenants under its credit facilities as of September 30, 2023.

On August 15, 2023, the Company issued $300.0 million in aggregate principal amount of the 2029 Notes for net proceeds of $292.9 million after deducting OID of $3.5 million, underwriting commissions and discounts of $3.0 million and offering costs of $0.6 million. Interest on the 2029 Notes is paid semi-annually on February 15 and August 15 at a rate of 7.100% per annum. In connection with the issuance of the 2029 Notes, the Company entered into an interest rate swap agreement under which the Company receives a fixed interest rate of 7.100% and pays a floating rate of the three-month SOFR plus 3.1255% on a notional amount of $300 million.

As of September 30, 2023, the Company had $136.5 million of unrestricted cash and cash equivalents and $907.5 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of September 30, 2023, unfunded investment commitments were $232.7 million, or $205.6 million excluding unfunded commitments to the Company’s joint ventures. Of the $205.6 million, approximately $154.2 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of September 30, 2023, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 7.0%, up from 6.6% as of June 30, 2023, primarily driven by the impact of higher interest rates on the Company’s floating rate liabilities and the issuance of the 2029 Notes.

The Company’s total debt to equity ratio was 1.10x and 1.18x as of September 30, 2023 and June 30, 2023, respectively. The Company’s net debt to equity ratio was 1.01x and 1.14x as of September 30, 2023 and June 30, 2023, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of OCSI and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover,

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months and year ended September 30, 2023, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the year ended September 30, 2023, no amounts were payable under the A&R Advisory Agreement.

these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended						For the year ended
	September 30, 2023 (unaudited)		June 30, 2023 (unaudited)		September 30, 2022 (unaudited)		September 30, 2023		September 30, 2022
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$101,905	$1.32	$101,900	$1.32	$70,144	$1.15	$379,286	$5.26	$262,520	$4.32
Less: Interest income accretion related to merger accounting adjustments	252	—	(842)	(0.01)	(2,173)	(0.04)	(2,897)	(0.04)	(11,217)	(0.18)

Adjusted total investment income	$102,157	$1.32	$101,058	$1.31	$67,971	$1.11	$376,389	$5.22	$251,303	$4.14

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended						For the year ended
	September 30, 2023 (unaudited)		June 30, 2023 (unaudited)		September 30, 2022 (unaudited)		September 30, 2023		September 30, 2022
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$47,498	$0.62	$48,413	$0.63	$35,858	$0.59	$180,697	$2.51	$148,621	$2.45
Less: Interest income accretion related to merger accounting adjustments	252	—	(842)	(0.01)	(2,173)	(0.04)	(2,897)	(0.04)	(11,217)	(0.18)
Add: Part II incentive fee	—	—	—	—	—	—	—	—	(8,791)	(0.14)

Adjusted net investment income	$47,750	$0.62	$47,571	$0.62	$33,685	$0.55	$177,800	$2.47	$128,613	$2.12

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended						For the year ended
	September 30, 2023 (unaudited)		June 30, 2023 (unaudited)		September 30, 2022 (unaudited)		September 30, 2023		September 30, 2022
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$(1,546)	$(0.02)	$(11,728)	$(0.15)	$(22,650)	$(0.37)	$(63,366)	$(0.88)	$(119,398)	$(1.97)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	(122)	—	612	0.01	2,173	0.04	23,191	0.32	11,215	0.18

Adjusted net realized and unrealized gains (losses), net of taxes	$(1,668)	$(0.02)	$(11,116)	$(0.14)	$(20,477)	$(0.34)	$(40,175)	$(0.56)	$(108,183)	$(1.78)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended						For the year ended
	September 30, 2023 (unaudited)		June 30, 2023 (unaudited)		September 30, 2022 (unaudited)		September 30, 2023		September 30, 2022
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$45,952	$0.60	$36,685	$0.48	$13,208	$0.22	$117,331	$1.63	$29,223	$0.48
Less: Interest income accretion related to merger accounting adjustments	252	—	(842)	(0.01)	(2,173)	(0.04)	(2,897)	(0.04)	(11,217)	(0.18)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	(122)	—	612	0.01	2,173	0.04	23,191	0.32	11,215	0.18

Adjusted earnings (loss)	$46,082	$0.60	$36,455	$0.47	$13,208	$0.22	$137,625	$1.91	$29,221	$0.48

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its fourth fiscal quarter and full year 2023 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on November 14, 2023. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 4395893, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflicts in Ukraine and Israel), natural disasters, pandemics or cybersecurity incidents; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2023	June 30, 2023 (unaudited)	September 30, 2022
ASSETS
Investments at fair value:
Control investments (cost September 30, 2023: $345,245; cost June 30, 2023: $285,236; cost September 30, 2022: $260,305)	$297,091	$238,196	$214,165
Affiliate investments (cost September 30, 2023: $24,898; cost June 30, 2023: $25,370; cost September 30, 2022: $27,353)	23,349	23,911	26,196
Non-control/Non-affiliate investments (cost September 30, 2023: $2,673,976; cost June 30, 2023: $2,985,679; cost September 30, 2022: $2,330,096)	2,571,980	2,873,512	2,253,750

Total investments at fair value (cost September 30, 2023: $3,044,119; cost June 30, 2023: $3,296,285; cost September 30, 2022: $2,617,754)	2,892,420	3,135,619	2,494,111
Cash and cash equivalents	136,450	59,704	23,528
Restricted cash	9,089	12,956	2,836
Interest, dividends and fees receivable	44,570	29,457	35,598
Due from portfolio companies	6,317	2,080	22,495
Receivables from unsettled transactions	55,441	39,261	4,692
Due from broker	54,260	39,990	45,530
Deferred financing costs	12,541	13,284	7,350
Deferred offering costs	160	186	32
Deferred tax asset, net	—	2,695	1,687
Derivative assets at fair value	4,910	49	6,789
Other assets	1,681	693	1,665

Total assets	$3,217,839	$3,335,974	$2,646,313

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,950	$3,412	$3,701
Base management fee and incentive fee payable	19,547	20,072	15,940
Due to affiliate	4,310	7,724	3,180
Interest payable	16,007	12,907	7,936
Payables from unsettled transactions	11,006	2,785	26,981
Derivative liability at fair value	47,519	39,567	41,969
Deferred tax liability	5	—	—
Credit facilities payable	710,000	1,135,000	700,000
Unsecured notes payable (net of $7,076, $3,909 and $5,020 of unamortized financing costs as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively)	890,731	605,066	601,043

Total liabilities	1,702,075	1,826,533	1,400,750

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 77,225, 77,080 and 61,125 shares issued and outstanding as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively	772	771	611
Additional paid-in-capital	2,166,330	2,163,528	1,827,721
Accumulated overdistributed earnings	(651,338)	(654,858)	(582,769)

Total net assets (equivalent to $19.63, $19.58 and $20.38 per common share as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively)	1,515,764	1,509,441	1,245,563

Total liabilities and net assets	$3,217,839	$3,335,974	$2,646,313

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2023 (unaudited)	Three months ended June 30, 2023 (unaudited)	Three months ended September 30, 2022 (unaudited)	Year ended September 30, 2023	Year ended September 30, 2022
Interest income:
Control investments	$5,877	$5,568	$3,829	$21,203	$14,043
Affiliate investments	650	681	574	2,620	1,744
Non-control/Non-affiliate investments	86,346	88,069	57,021	320,862	212,677
Interest on cash and cash equivalents	1,859	992	295	4,080	452

Total interest income	94,732	95,310	61,719	348,765	228,916

PIK interest income:
Control investments	309	—	—	309	—
Non-control/Non-affiliate investments	5,235	3,967	6,011	19,455	20,526

Total PIK interest income	5,544	3,967	6,011	19,764	20,526

Fee income:
Control investments	13	13	12	51	50
Affiliate investments	5	5	5	20	20
Non-control/Non-affiliate investments	554	1,555	1,522	6,475	6,561

Total fee income	572	1,573	1,539	6,546	6,631

Dividend income:
Control investments	1,050	1,050	875	4,200	6,366
Non-control/Non-affiliate investments	7	—	—	11	81

Total dividend income	1,057	1,050	875	4,211	6,447

Total investment income	101,905	101,900	70,144	379,286	262,520

Expenses:
Base management fee	11,516	11,983	9,703	44,899	39,556
Part I incentive fee	9,531	9,590	6,986	35,831	26,644
Part II incentive fee	—	—	—	—	(8,791)
Professional fees	1,282	1,387	1,389	6,244	4,418
Directors fees	160	160	160	640	603
Interest expense	32,326	30,793	15,751	111,642	46,929
Administrator expense	317	322	278	1,252	1,246
General and administrative expenses	775	752	769	3,528	2,986

Total expenses	55,907	54,987	35,036	204,036	113,591
Fees waived	(1,500)	(1,500)	(750)	(5,525)	(3,000)

Net expenses	54,407	53,487	34,286	198,511	110,591

Net investment income before taxes	47,498	48,413	35,858	180,775	151,929
(Provision) benefit for taxes on net investment income	—	—	—	—	(3,308)
Excise tax	—	—	—	(78)	—

Net investment income	47,498	48,413	35,858	180,697	148,621

Unrealized appreciation (depreciation):
Control investments	(1,114)	734	(6,754)	(2,014)	(33,306)
Affiliate investments	(90)	149	33	(392)	(683)
Non-control/Non-affiliate investments	10,088	(6,497)	(16,803)	(26,208)	(107,136)
Foreign currency forward contracts	4,861	4,575	5,655	59	4,877

Net unrealized appreciation (depreciation)	13,745	(1,039)	(17,869)	(28,555)	(136,248)

Realized gains (losses):
Control investments	—	—	—	—	1,868
Non-control/Non-affiliate investments	(12,986)	(4,294)	(4,303)	(27,390)	1,585
Foreign currency forward contracts	(252)	(6,309)	1,547	(5,765)	13,726

Net realized gains (losses)	(13,238)	(10,603)	(2,756)	(33,155)	17,179

(Provision) benefit for taxes on realized and unrealized gains (losses)	(2,053)	(86)	(2,025)	(1,656)	(329)

Net realized and unrealized gains (losses), net of taxes	(1,546)	(11,728)	(22,650)	(63,366)	(119,398)

Net increase (decrease) in net assets resulting from operations	$45,952	$36,685	$13,208	$117,331	$29,223

Net investment income per common share — basic and diluted	$0.62	$0.63	$0.59	$2.51	$2.45
Earnings (loss) per common share — basic and diluted	$0.60	$0.48	$0.22	$1.63	$0.48
Weighted average common shares outstanding — basic and diluted	77,130	77,080	61,125	72,119	60,727